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[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

***Confidential treatment requested.

Exhibit 10.17

LETTER AGREEMENT

June 12, 2002

Administrative Board
Arthur Andersen LLP
33 West Monroe Street
Chicago, IL 60603

Re:          Insurance Claims Practice of Value Solutions Unit

        LECG, LLC, a California limited liability company ("LECG"), proposes to offer employment positions to the partners, participating principals and national directors listed in Schedule A-1 (collectively, the "Partners") of the existing Insurance Claims Practice and certain other portions of its Value Solutions Unit (the "Practice Group") of Arthur Andersen LLP ("Andersen"), each of whom has agreed to separate (the "Separation") from Andersen.

        This letter ("Letter Agreement") sets forth the terms applicable to the Separation. The closing of the transaction will occur on the date hereof (the "Closing Date")(it being understood that the separation of the Transferred Employees (as hereinafter defined) from Andersen shall be deemed to be effective on June 10, 2002 (the "Employment Effective Date")).

        1.    Payment by LECG.    On the Closing Date, LECG will pay Andersen an aggregate amount of $2,907,559.25 consisting of: (a) [***] (b) [***] as consideration for certain rights of Andersen pursuant to the APH Contracts (as defined in Section 6) (the "APH Contract Amount"); (c) [***] as reimbursement for certain accrued vacation payments made by Andersen pursuant to Section 11 hereof (the "Accrued Vacation Amount"); (d) [***] in consideration of Andersen's agreement that LECG would not assume any obligation or liability with respect to computer equipment leased or owned by Andersen and used by the Practice Group; (e) [***] in consideration of a release of LECG from any obligation or liability with respect to Andersen's lease obligations in Houston, Texas; (f) [***] for the pro-rated June lease payment for furniture, fixtures and equipment as contemplated by Section 5; (g) [***] for the equipment to be purchased by LECG as contemplated by Section 5 (the "Equipment Consideration") and (h) [***] for the pro-rated June rent due pursuant to the Sublease contemplated by Section 4(a). The payment contemplated by this Section 1 shall be made by wire transfer of immediately available funds to the account of Andersen set forth on Schedule B.

        2.    Release of Partners and Other Transferred Employees.

          (a)    Partners.    On the Closing Date, and, simultaneously with the receipt of the payments specified in Section 1 above, the Partners shall be released by Andersen from any notice requirements to leave Andersen and any non-competition or other restrictive covenants under which they may be bound by Andersen, or any of its affiliates. The release shall be effected by the execution by Andersen and the applicable Partner on or before the Closing Date of a Separation Agreement in the applicable form attached as Exhibit A-1. Andersen also acknowledges that Gene L. Deetz previously separated from Andersen to join LECG effective May 1, 2002, but Mr. Deetz will nonetheless be released by Andersen pursuant to a Termination of Non-Compete Agreement to be executed by Andersen and Mr. Deetz. Upon joining LECG, the compensation and benefits received by the Partners from LECG will be based on market rate compensation approximately equal to their Andersen compensation and benefits.

          (b)    Additional Partners.    LECG and Andersen acknowledge and agree that in the event that LECG desires for any partner, participating principal or national director of Andersen not included within the Partners to become associated (by way of a member arrangement, an employment arrangement or otherwise) with LECG or an affiliate subsequent to the Closing Date ("Additional Partner"), LECG and Andersen shall in good faith attempt to agree on the terms pursuant to which Andersen would release such Additional Partner from such Additional Partner's non-competition and other restrictive covenants.

          (c)    Other Employees.    On the Closing Date, and, simultaneously with the receipt of the payments specified in Section 1 above, Andersen shall also execute and deliver a Termination of Non-Compete Agreement in the form attached as Exhibit A-2 in favor of each Transferred Employee (as defined below and other than the Partners) who has previously executed a non-competition agreement with Andersen or is otherwise subject to restrictions on competition in favor or Andersen (which such Transferred Employees are identified with an asterisk on Schedule A-2) (the "Managers").

        3.    Hiring of Additional Personnel.    In addition to the Partners, LECG will, prior to the Closing Date, offer employment to those client service professionals of Andersen and Practice Management Personnel who are identified on Schedule A-2 (collectively, the "Employee Group"). The offers of employment to the Employee Group will be based on market rate compensation for such employee's current position, which shall be approximately equal to their base salary with Andersen immediately prior to the Closing Date, plus any contractually guaranteed bonuses. Each member of the Employee Group, as well as each Partner, that accepts employment with LECG shall be referred to herein as a "Transferred Employee."

        4.    Office Space.

          (a)   Prior to the Closing Date, each of Andersen and LECG will use its commercially reasonable efforts to obtain for LECG, subject to the consent of the landlord (if such consent is required), a sublease (the "Sublease") on approximately 16,000 square feet of office space located on the 18th floor at 33 West Monroe Street, Chicago, Illinois, which space is leased by Andersen and, prior to the Closing Date, is occupied by Andersen's Global Corporate Finance Group (the "Subleased Space"). Unless otherwise agreed by Andersen and LECG, the Sublease will have (i) a minimum term of three (3) years (with an option to renew for an additional two (2) years on the same terms), (ii) a pass-through rental rate equal to the rent paid by Andersen for the Subleased Space pursuant to the primary lease and (iii) if acceptable to the landlord, appropriate non-disturbance and attornment language to preserve LECG's occupancy of the Subleased Space regardless of the status of the primary lease. Andersen will use its commercially reasonable efforts to obtain such non-disturbance and attornment language from the landlord (it being understood that Andersen shall not be required to make any payments of any kind in order to satisfy its obligations pursuant to this sentence). The parties agree that, at the option of LECG, LECG shall have the right to lease the Subleased Space directly from the landlord rather than sublease the Subleased Space from Andersen so long as such arrangement is agreeable to the landlord.

          (b)   On or prior to the Closing Date, all of the Partners and the Transferred Employees who are currently located in Andersen's office space in Houston, Texas (the "Houston Space") shall vacate the Houston Space. It is acknowledged and agreed that LECG will acquire no rights to use or occupy the Houston Space.

        5.    Furniture, Fixtures and Equipment.    At the closing of the transactions contemplated hereby (the "Closing"), the parties will execute and deliver a Fixtures and Equipment Lease in the form of Exhibit B hereto with respect to the leasing of furniture, fixtures and equipment that is located in the

Subleased Space. A listing of the furniture, fixtures and equipment subject to the Fixtures and Equipment Lease is attached hereto as Schedule C-1. At the Closing, LECG will purchase from Andersen the specific items of equipment listed on Schedule C-2 attached hereto for a purchase price equal to the Equipment Consideration. The purchase contemplated by the previous sentence will be effected by the execution and delivery by the parties of a Bill of Sale in the form of Exhibit C attached hereto. From the Closing Date until the earlier of (x) the date on which LECG obtains new direct inward dial phone numbers for the Subleased Space ("New DID Numbers") and (y) the date that is thirty (30) days from the Closing Date, Andersen will make available to LECG, at LECG's sole cost and expense, the direct inward dial phone numbers that are currently in effect for the Subleased Space (it being understood that LECG shall use its reasonable commercial efforts to obtain the New DID Numbers as promptly as practicable after the Closing Date).

        6.    Licensed Materials.    At the Closing, LECG and Andersen shall execute a License Agreement in the form of Exhibit D hereto with respect to the intellectual property set forth on Schedule D hereto.

        7.    APH Contracts.    In exchange for LECG's payment of the APH Contract Amount on the Closing Date, Andersen will assign to LECG all of Andersen's right, title and interest in and to any compensation with respect to all contingent fee and value added asbestos pollution and health hazard ("APH") insurance claims contracts, proposals and arrangement letters set forth on Schedule E (collectively, the "APH Contracts") which relate to all open APH insurance claims engagements as of April 24, 2002 (the "APH Rights"). It is acknowledged and agreed that the APH Contracts will be terminated pursuant to Section 10 hereof.

        8.    Value Added Adjustment Collection Effort.    In accordance with paragraph 2B of the contract between Andersen and [***], after the Closing Date LECG will allow the Partners to (and the Partners shall) use their best efforts to collect any "value added adjustments" that may be due Andersen as a result of the tentative settlement between [***]. LECG will be entitled to a fee equal to [***] of any "value added adjustments" received by Andersen after the Closing Date as compensation to LECG for the costs incurred by LECG in having the Partners devote professional time to support the finalization of the tentative settlement, to assist in the documentation of the settlement agreement and to negotiate and collect such "value added adjustments." The fee is due and payable by Andersen to LECG, from time to time, within two (2) business days after receipt of any "value added adjustment." LECG and the Partners do not guarantee the collection of any "value added adjustments" and, absent the collection of any "value added adjustments," Andersen cannot guarantee the existence of the [***] fee.

        9.    Accounts Receivable.    Except with respect to the APH Contracts, Andersen will retain all billed and unbilled accounts receivable related to the Practice Group for all periods prior to the Closing Date (the "Receivables"). After the Closing Date, LECG shall cause the Partners to use their best efforts to assist Andersen in the collection of the Receivables of those clients for which each of them had billing responsibility. If, following the Closing Date, the Partners (or LECG) receive any payments of any kind from any person that is an obligor with respect to Receivables (or any affiliate of such obligor), the payments will not become the property of the Partners or LECG, the payments shall be received in trust, and the Partners or LECG, as the case may be, shall promptly, and in any event within two (2) business days, remit such payment to Andersen. Neither LECG nor any Partner guarantees the collection of any Receivable.

        10.    In-Process Engagements.    The in-process engagements of the Practice Group that are set forth on Schedule F hereto (collectively, the "Current Engagements") will be terminated on the Closing Date. The balance of the work required to complete the Current Engagements shall be treated as a new engagement for LECG, and LECG shall enter into a new engagement with the applicable client in order to undertake the unperformed work. If, following the Closing Date, Andersen receives payments of any kind from any person that is an obligor with respect to a Current Engagement (or any affiliate of such obligor) for periods after the Closing Date ("LECG Funds"), the LECG Funds will not become the property of Andersen, the LECG Funds will be received by Andersen in trust for LECG, and Andersen shall promptly, and in any event within two (2) business days, remit such payment to LECG. Further, if Andersen determines (either internally or after notification from a client), that a client under a Current Engagement overpaid Andersen on invoices paid by such client prior to the Closing Date (an "Overpayment"), Andersen will promptly reimburse the client for the Overpayment and LECG will have no liability or obligation with respect to such Overpayment.

        At any time from and after the Closing Date, and at the request of LECG (accompanied by a consent from a client in the form of Exhibit E-1), Andersen will deliver to LECG copies, at LECG's expense, of certain identified work papers, files, and other documentation relating to clients of Partners that become clients of LECG, including in respect of Current Engagements, subject to (i) the procedures set forth in the Client Record Access Master Agreements attached in Exhibit E-2 to be executed by Andersen and LECG on the Closing Date, and (ii) applicable tax advisor privilege, attorney-client privilege or other privilege or similar rule (e.g., the work product rules).

        11.    Accrued Compensation and Vacation.    Andersen will pay to each Transferred Employee (including Partners, if applicable) in their final paycheck an amount equal to their respective base salary, contractually guaranteed bonuses, and vacation accrued for the period through and including the Employment Effective Date (the "Accrued Compensation"), irrespective of whether such amounts exceed the Accrued Vacation Amount. LECG is not responsible for, and is not assuming any liability with respect to, the Accrued Compensation payable to any Transferred Employee.

        12.    Reserved.

        13.    Representations by Andersen.    Andersen is a duly organized, validly existing Illinois limited liability partnership with full partnership power and authority to execute, deliver and perform this Letter Agreement, the Separation Agreements, and the Termination of Non-Compete Agreements. The execution, delivery and performance of this Letter Agreement, the Separation Agreements and the Termination of Non-Compete Agreements have been duly authorized and approved by Andersen, and do not require any further authorization or consent from Andersen.

        14.    Representations by LECG.    LECG is a duly organized, validly existing California limited liability company with full limited liability company power and authority to execute, deliver and perform this Letter Agreement. The execution, delivery and performance of this Letter Agreement have been duly authorized and approved by LECG's sole manager, and do not require any further authorization or consent from LECG that has not been, or will not have been, obtained prior to the Closing Date.

        15.    Conditions to Closing.    The obligation of either LECG or Andersen, as applicable, to consummate the transactions contemplated by this Letter Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by LECG or Andersen, as the case may be:

          (a)   There shall have been no material breach by either party in the performance of any of its covenants and agreements herein; and each of the representations and warranties of LECG or Andersen, as applicable, contained herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date;

          (b)   A sublease or a lease, in form and substance satisfactory to each of LECG and Andersen, for the Subleased Space identified in Section 4 hereof shall have been executed by LECG and Andersen (or, in the case of a lease, the landlord) and consented to by the landlord of such Subleased Space;

          (c)   An Assignment and Assumption Agreement, in the form of Exhibit F, shall have been executed by LECG and Andersen with respect to the APH Rights; and

          (d)   Those Partners who currently have outstanding loans related to their prior capital contribution to Andersen shall have repaid or refinance such loans such that Andersen has no further liability with respect to such loans.

Each of LECG and Andersen will deliver to the other party on the Closing Date a certificate of a duly authorized representative of such party confirming the satisfaction or waiver of each of the conditions to closing identified in this Section 15 that are applicable to such party.

        16.    Transaction Expenses.    Each of Andersen, LECG and the Partners shall pay their respective fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby.

        17.    Disclaimers.

          (a)   Except as expressly set forth herein, Andersen is making no representation, warranty or covenant as to itself, the Transferred Employees or any other matter. LECG and the Partners acknowledge that none of Andersen, its affiliates or any of their representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of (i) any memoranda, charts, summaries, projections or schedules heretofore made available by Andersen, its affiliates or their representatives to LECG, the Partners or any of their representatives or (ii) any information that is not included in this Agreement, and none of Andersen, its affiliates or any of their representatives will have or be subject to any liability to LECG or the Partners or their representatives resulting from the distribution of any such information to, or the use of any such information by, LECG or the Partners or any of their representatives. LECG and the Partners acknowledge that the current circumstances of Andersen make the reliability of any projections particularly questionable.

          (b)   Except as expressly set forth herein, LECG is making no representation, warranty or covenant as to itself or any other matter. LECG states that it is not assuming, directly or indirectly, any actual or contingent liability or obligation of Andersen or any of the Partners of any nature whatsoever, whether known or unknown, whether due or to become due, and whether related to the Practice Group, the Partners, the Transferred Employees or otherwise, and regardless of when asserted.

        18.    Limitation on Recourse.    Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that (a) in no event shall the Administrator of Andersen, any member of the Administrative Board of Andersen, any directors, officers, managers, partners, participating principals, national directors or similar persons of Andersen or any of their respective representatives or agents (collectively, the "Andersen Covered Persons") have any personal liability with respect to Andersen's obligations pursuant to this Letter Agreement and (b) no Andersen Covered Person shall be obligated to make, and no Andersen Covered Person in fact will make, any capital contribution or other payment of any kind to Andersen in order for Andersen to satisfy Andersen's obligations pursuant to this Letter Agreement. Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that (a) in no event shall any director, officer, manager, member, employees, independent contractors or similar person of LECG or any of their respective representatives or agents (collectively, the "LECG Covered Persons") have any personal liability with respect to LECG's obligations pursuant to this Letter Agreement and (b) no LECG Covered Person shall be obligated to make, and no LECG Covered Person in fact will make, any capital contribution or other payment of any kind to LECG in order for LECG to satisfy LECG's obligations pursuant to this Letter Agreement.

        19.    Confidentiality; Disclosure.    Neither party will make, or cause to be made, and LECG will not permit the Partners to make, any press release, or other public announcement in respect of the matters set forth in this letter, or otherwise communicate with the new media without the prior consent of Andersen, except as may be required by law, regulation, any listing or trading agreement concerning publicly-traded securities, or by any administrative or governmental agency in connection with the listing of securities for public trading (in which case the disclosing party will use its best efforts to advise the other party prior to making that required disclosure).

        20.    Entire Agreement.    This Letter Agreement, the Separation Agreements, the Termination of Noncompete Agreements and the Mutual Nondisclosure Agreement dated April 5, 2002 contain the entire understanding of the parties hereto with regard to the subject matter contained herein and therein and supersede all prior agreements, understandings or letters of intent between or among the parties hereto.

        21.    Further Assurances.    Each party upon the request of the other agrees to perform such further acts and execute and deliver such further documents as may be reasonably necessary to effectually carry out the terms and intent of this Letter Agreement, the Separation Agreements and the Termination of Non-Compete Agreements.

        22.    Governing Law.    This letter will be governed by and construed in accordance with the laws of the State of Illinois.

        Please acknowledge your agreement to the terms set forth in this Letter Agreement by signing a copy of this letter in the space provided below.

Very truly yours,
LECG, LLC

	By:	/s/ MARVIN A. TENENBAUM
	Name:	Marvin A. Tenenbaum
	Title:	General Counsel
Agreed and Accepted as of the date first written above.
ARTHUR ANDERSEN LLP
By:	/s/ D. BRYAN RUEZ
Name:	D. Bryan Ruez
Title:	Partner

***Confidential treatment requested.

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LETTER AGREEMENT